Exhibit 10.7
FORM OF EXECUTIVE EMPLOYMENT AGREEMENT1
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of [•], by and between [•], an individual (“Executive”), and INTERGRAPH CORPORATION D/B/A OCTAVE, a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Hexagon AB, a public Swedish company (“Hexagon”), intends to spin-off its Asset Lifecycle Intelligence, Safety, Infrastructure & Geospatial divisions, along with its “ETQ”, “Projectmates”, and “Bricsys” business units and publicly list such collective business (such transaction being, the “Spin-off”);
WHEREAS, the new collective business resulting from the Spin-off (“Octave”) will operate as Octave®;
WHEREAS, the Company is currently a subsidiary of Hexagon and will form part of the Spin-off, such that the Company will be a part of the group of companies (the “Octave Group”) ultimately owned by Octave Intelligence plc, an Irish public limited company (“Octave TopCo” or “TopCo”), and in connection with the Spin-off, Hexagon will distribute all of the issued and outstanding shares of TopCo to its shareholders, resulting in TopCo becoming a publicly-listed company; and
WHEREAS, subject to and contingent upon the consummation of the Spin-off, Executive and the Company desire to memorialize herein the mutual terms and conditions of Executive’s employment with Octave.
NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein, the parties agree as follows:
1.    EMPLOYMENT. As of the date of consummation of the Spin-off (the “Start Date”), Executive will serve, and the Company will employ Executive as [•] reporting to the Chief Executive Officer of the Octave TopCo (the “CEO”). Executive will perform such duties normally associated with such position and such other duties as the CEO may, from time to time, reasonably assign to Executive. Executive agrees that Executive will serve the Company diligently and to the best of Executive’s ability, that Executive will devote all of Executive’s business time, energy and skills to the business and affairs of the Company. Without the consent of the CEO, Executive will not serve on the board of directors, trustees or any similar governing body of any outside entity. Executive will be based [out of the Company’s offices located in Madison, Alabama][●] (the “Primary Work Location”), but Executive[ may also work remotely and] will be expected to travel from time-to-time. Executive agrees to abide by all policies of the Octave Group, including, without limitation, the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Insider Trading Policy, and Employee Handbook.
1 Agreement to be revised as appropriate to reflect local law considerations.

2.    COMPENSATION. As compensation for services provided and duties performed, Executive will receive the following:
(a)    Base Salary. Executive will receive an annual base salary of $[•] (“Base Salary”), payable by the Company in accordance with its normal payroll practices. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.
(b)    Annual Incentive Bonus. Executive will be eligible for an annual target incentive bonus opportunity (“Annual Bonus”) in accordance with the terms of the Octave Group management annual bonus plan (the “Bonus Plan”) applicable to members of the Octave Group executive leadership team (the “Leadership Team”), which, for the initial year, such target opportunity will be [•]% of Base Salary, and for subsequent years, the target will be communicated to Executive annually. The actual amount of Executive’s Annual Bonus, if any, will be determined by the Board of Directors of TopCo (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) and paid in accordance with the Company’s normal procedures.
(c)    Long-Term Stock Incentive Awards. Executive will be eligible to participate in the Octave Group’s annual long-term incentive equity program as in effect from time to time (the “LTSI Program”) in a manner consistent with other members of the Leadership Team, all as determined by the Board or the Compensation Committee and expressed in the applicable award agreement. It is expected that Executive will receive an initial long-term incentive equity award with a target grant date value of $[•], when other initial long-term incentive equity awards are granted to other members of the Leadership Team. Except for the Hexagon Replacement Awards (as defined below), such initial long-term incentive equity award shall be Executive’s sole and total equity award for the year of the Spin-off and shall be subject to the terms and conditions of the LTSI Program, including any required approvals related thereto and applicable vesting conditions.
(d)    Employee Benefits. Executive shall be entitled to participate in all employee benefit plans and programs maintained by the Company as are made available to other senior executives of the Company from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
3.    TERM; TERMINATION. Executive’s employment with the Company shall be continuous until terminated and shall be “at-will” and may be terminated hereunder by Executive or the Company, at any time and for any reason, or no reason, subject to the provisions of this Section 3.
(a)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b)    Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the essential functions of Executive’s then-existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period as a result of physical or mental incapacity or illness (“disabled” or “disability”). If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then-existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is or was so disabled, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. Nothing in this Section 3(b) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.
(c)    Termination for Cause. Executive’s employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and continued failure to substantially perform Executive’s duties to the Company (other than any such failure resulting from Executive’s incapacity due to death or disability), provided that the Company has delivered a written demand for performance to Executive specifically identifying the manner in which the Company believes that Executive has not substantially performed Executive’s duties and Executive does not materially cure such failure within 45 days after such demand; (ii) willful conduct by Executive which is demonstrably and materially injurious to the Octave Group; (iii) Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony; or (iv) Executive’s material and confirmed violation of the Code of Business Conduct and Ethics or other applicable written policy of the Octave Group regarding harassment or unlawful discrimination. For purposes of this definition, no act or failure to act on Executive’s part shall be deemed “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.
(d)    Termination Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause upon 90 days prior written notice to Executive, provided that the Company may satisfy all or a portion of the notice period by providing Executive with Executive’s Base Salary during such period in lieu of such notice.
(e)    Termination by Executive. Executive may terminate Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s prior written consent provided that, solely with respect to clauses (ii) through (v) below, Executive has given the Company notice of its occurrence within 90 days after the occurrence, the Company fails to remedy the condition within 30-days following such notice (the “Cure Period”), and Executive terminates Executive’s employment within 60-days after the end of the Cure Period: (i) a material diminution of Executive’s duties, responsibilities or authority; (ii) a reduction of Executive’s then-existing Base Salary rate or target Annual Bonus opportunity (provided that any such reduction or other action that is consistent with similar actions taken with respect to base salary or target annual bonus opportunity of the other similarly-situated employees of the Company generally shall not constitute Good Reason for purposes of this clause (ii) or clause (iv) below); (iii) a material change in the Primary Work Location; (iv) a material breach of this Agreement by the Company; or (v) a material adverse change in Executive’s reporting relationship. Executive shall not be considered to have terminated Executive’s employment for Good Reason if (x) Cause exists (or continues to exist) at the time of either such Good Reason condition or such termination of Executive’s employment (“Cause Condition Existence”), and (y) the Company has notified Executive of the Cause Condition Existence by the time of such termination of Executive’s employment. For the avoidance of doubt, Executive will be deemed to have experienced a material diminution of Executive’s duties, responsibilities or authority if, after a Change in Control (as defined below), Executive is no longer [•] of a public company or reporting to the most senior member of management in the Company’s controlled group.
(f)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)    Termination Date. “Termination Date” shall mean: (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which a Notice of Termination is received by Executive; (iii) if Executive’s employment is terminated by the Company under Section 3(d), the date that is 90 days after the date on which a Notice of Termination is received by Executive (or such earlier date specified in the Notice of Termination if the Company is providing payment in lieu of notice in accordance with Section 3(d)); (iv) if Executive’s employment is terminated by Executive under Section 3(e) without Good Reason, the date that is 30 days after the date on which a Notice of Termination is given to the Company; and (v) if Executive’s employment is terminated by Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given within 60 days after the end of the Cure Period.
4.    COMPENSATION UPON TERMINATION.
(a)    Termination Generally. If Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to Executive (or to Executive’s authorized representative or estate as applicable): (i) any Base Salary earned through the Termination Date, unpaid expense reimbursements, and unused vacation that accrued through the Termination Date on or before the time required by law but in no event more than 30 days after Executive’s Termination Date; and (ii) any vested benefits or amounts due to Executive under any employee benefit or equity plan, program or practice of the Company, which benefits or amount shall be paid and/or provided in accordance with the terms of such employee benefit or equity plans, program or practice (collectively, the “Accrued Benefits”). Executive shall also retain all rights to indemnification and coverage under directors and officer liability insurance policies to the same extent provided to the Company’s other directors and officers in accordance with the terms of such policies.
(b)    Termination by Death, Disability, the Company Without Cause, or by Executive with Good Reason. Except as provided in Section 5 below, if Executive’s employment is terminated by Executive’s death as provided in Section 3(a), on account of disability under Section 3(b), by the Company without Cause as provided in Section 3(d), or by Executive for Good Reason as provided in Section 3(e), then: (1) the Company shall pay to Executive (or Executive’s estate as applicable) the Accrued Benefits; and (2) subject to Executive (or the Executive’s estate as applicable) signing and causing to become irrevocable a general release of claims in favor of the Octave Group in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement (the “Release”) within 55 days after the Termination Date (the “Release Requirement”):
(i)    to the extent unpaid as of the Termination Date, the Company shall pay to Executive (or to Executive’s authorized representative or estate) an amount in cash equal to any annual cash incentive earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Termination Date occurs, as determined based on Executive’s and the Company’s actual performance for such year, as applicable (the “Prior-Year Bonus”);
(ii)    the Company shall pay to Executive (or to Executive’s authorized representative or estate) a pro-rated portion of Executive’s Annual Bonus for the year in which the Termination Date occurs determined by multiplying Executive’s Annual Bonus for such year (calculated based on actual performance for the full performance period and without regard to such material reduction in Base Salary or target Annual Bonus which (if applicable) gave rise to Executive’s claim of Good Reason pursuant to Section 3(e)(ii) of this Agreement) by a fraction, the numerator of which is the number of days during such year that Executive was employed by the Company and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”);
(iii)    the Company shall pay to Executive (or to Executive’s estate) a lump sum in cash in an amount equal to [•] the sum of: (A) Executive’s then-existing annual Base Salary rate, plus (B) Executive’s target Annual Bonus for the current fiscal year (each of clause (A) and (B), determined without regard to such material reduction in Base Salary or target Annual Bonus which (if applicable) gave rise to Executive’s claim of Good Reason pursuant to Section 3(e)(ii) of this Agreement) (the “Severance Amount”); provided that, if Executive materially breaches Section 12 of this Agreement, payment of the Severance Amount shall immediately cease and if the Severance Amount has already been paid to Executive, then Executive will promptly repay such Severance Amount to the Company;
(iv)    notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, (A) all time-vesting stock options and other stock-based awards held by Executive (to the extent not already vested or forfeited) shall accelerate and immediately become exercisable, vested and/or nonforfeitable, and (B) all stock-based awards granted by the Company to Executive in replacement of Executive’s performance awards in Hexagon that were cancelled in connection with consummation of the Spin-off (the “Hexagon Replacement Awards”), shall accelerate and immediately become vested and exercisable and (C) with respect to each performance-vesting stock option award and other stock-based award held by Executive (to the extent not already vested or forfeited), Executive will remain eligible to vest in a pro-rata portion of such award without regard to continued service, with such pro-rata portion equal to the amount of the award that is ultimately earned and vested based on actual performance multiplied by a fraction, the numerator of which is the number of days Executive was employed during the applicable performance period and the denominator of which is the number of total days in the applicable performance period;
(v)    the period of time during which Executive may exercise Executive’s vested stock options shall be extended to the longer of (A) six-months after Executive’s Termination Date or (B) seven days after the commencement of the Company’s first open trading window that occurs after the Termination Date, subject to any longer exercise period in the event of Executive’s death or disability as may be provided in the applicable option agreement, but in no event later than the original expiration date applicable to such stock options; and
(vi)    if Executive was participating in the Company’s health, dental and/or vision plans immediately prior to the Termination Date, then the Company shall pay to Executive (or to Executive’s estate) an amount equal to the product of the monthly COBRA premium applicable to the Company’s health, dental, and vision plans in which Executive was participating immediately prior to the Termination Date, multiplied by [•] (the “COBRA Benefit”).
The Severance Amount shall be paid in one lump sum payment within 60 days following the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall be paid in the second calendar year. The Prior-Year Bonus and the Pro-Rata Bonus shall be paid on the same date that the annual cash incentive for the applicable year would have been paid if Executive’s employment had not been terminated. The COBRA Benefit shall be paid in a single lump sum cash payment within 60-days after the Termination Date, but if such 60-day period spans two calendar years, such amount shall be paid in the second calendar year.
5.    CHANGE OF CONTROL IMPLICATIONS. The provisions of this Section 5 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment to the extent provided in this Section 5, if such termination of employment occurs during the period beginning 180-days prior to the effective date of a definitive agreement that results in a Change in Control (and is in connection with such Change in Control) and ending 24-months after the consummation (closing) of a Change in Control (such period, the “CIC Protection Period”) and such termination is by the Company without Cause as provided in Section 3(d) or by Executive for Good Reason as provided in Section 3(e) (such a termination that so occurs during the 180-day period prior to the effective date of a definitive agreement that results in a Change in Control, an “Anticipatory CIC Termination”). For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Octave Intelligence plc Long-Term Incentive Plan.
(a)    If, during the CIC Protection Period, Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or Executive terminates Executive’s employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Benefits, subject to the Release Requirement:
(i)    the Company shall pay Executive the Prior-Year Bonus;
(ii)    the Company shall pay to Executive (or to Executive’s authorized representative or estate) a pro-rated portion of Executive’s Annual Bonus for the year in which the Termination Date occurs determined by multiplying Executive’s Annual Bonus for such year (calculated based on target performance for the full performance period and without regard to such material reduction in Base Salary or target Annual Bonus which (if applicable) gave rise to Executive’s claim of Good Reason pursuant to Section 3(e)(ii) of this Agreement) by a fraction, the numerator of which is the number of days during such year that Executive was employed by the Company and the denominator of which is the number of days in such year (the “CIC Pro-Rata Bonus”);
(iii)    the Company shall pay Executive a lump sum in cash in an amount equal to [•] the sum of: (A) Executive’s then-existing annual Base Salary rate (or Executive’s Base Salary rate in effect immediately prior to the Change in Control, if higher); plus (B) Executive’s target Annual Bonus for the then-current fiscal year;
(iv)    notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Executive, including the Hexagon Replacement Awards, (to the extent not already vested or forfeited) shall immediately become fully exercisable, vested and/or nonforfeitable on an accelerated basis (with the level of achievement of any applicable performance objectives determined as set forth in the LTSI Program and applicable award agreement) (provided, however, that in the event of an Anticipatory CIC Termination, Executive’s stock options and other stock-based awards to which this Section 5(a)(iv) would otherwise apply shall be deemed to have continued to remain outstanding (to the extent not otherwise vested and paid under Section 4(b)(iv)), but only pursuant to their other terms and conditions, until the date of such Change in Control); and
(v)    if Executive was participating in the Company’s health, dental and vision plans immediately prior to the Termination Date, then the Company shall pay to Executive a lump sum cash payment in an amount equal to the product of the monthly COBRA premium applicable to the Company’s health, dental, and vision plans in which Executive was participating immediately prior to the Termination Date, multiplied by [•].

(vi)    The amount payable under Section 5(a)(i) shall be paid on the same date that the annual cash incentive for the applicable year would have been paid if Executive’s employment had not been terminated. The amounts payable under Sections 5(a)(ii), (iii) and (v) shall be paid within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
(b)    In the event of a termination under Section 5(a) that is not an Anticipatory CIC Termination, the amounts under Section 5(a) will be paid in lieu of the amounts payable under Section 4(b). In the event of an Anticipatory CIC Termination, the amounts under Section 5(a) will be paid only to the extent they are in excess of amounts payable under Section 4(b), and the date of the Change in Control will be treated as the date of such termination under Section 5(a) for purposes of payment timing for such excess amounts.
6.    SECTION 409A.
(a)    This Agreement is intended, to the extent applicable, to constitute good faith compliance with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Company and Executive agree that they shall cooperate in good faith to amend any provision hereof to the extent required to maintain compliance with the provisions of Section 409A of the Code as they may be modified hereafter (including by subsequent regulations or other guidance of the Internal Revenue Service). For purposes of Section 409A of the Code, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.
(b)    Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Section 4 or Section 5 hereof unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
7.    SECTION 280G. In the event that any payments or benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of Code, and (b) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be either (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of the Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. Any reduction in the Payments required by this provision will occur in the following order, as applicable: (x) reduction of cash payments; (y) reduction of vesting acceleration of equity awards; and (z) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
8.    RECOVERY OF INCENTIVE COMPENSATION RECEIVED UPON SUBSEQUENT RESTATEMENT. Executive understands that Executive is or may become subject to the Company’s Incentive Compensation Recoupment Policy adopted pursuant to Rule 10D-1 promulgated under the Exchange Act and Nasdaq Rule 5608, or any successor rule (the “Clawback Policy”). Executive understands that such recovery may be sought under the Clawback Policy and occur after Executive’s employment with the Company terminates.
9.    NO DUTY TO MITIGATE. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and any benefits payable to Executive hereunder shall not be subject to reduction for any compensation received from other employment.
10.    INDEMNIFICATION AND INSURANCE. The parties acknowledge that Executive is entering into an indemnification agreement in connection with execution of this Agreement. During the term of Executive’s employment and through the sixth anniversary of the Termination Date, the Company shall maintain, for the benefit of Executive, D&O insurance coverage at no less than the level provided for other executive officers of the Octave Group.
11.    RESIGNATION AS DIRECTOR. In the event Executive’s employment by the Company terminates for any reason, including termination by the Company or by reason of Executive’s disability or resignation, if Executive is then a member of the Board, Executive will be deemed to resign from (a) the board of directors (or similar body) of any member of the Octave Group (including the Board, if applicable) and (b) any position with any member of the Octave Group. Executive agrees to execute such agreements as reasonably requested by any member of the Octave Group.
12.    SURVIVING COVENANTS. Executive agrees: (i) that, as a condition to this Agreement Executive shall execute the Company’s customary Proprietary Information and Inventions Agreement on the Start Date, which includes non-disclosure, non-compete and/or non-solicitation agreements with the Company and applies to the Octave Group (the “PIIA”); and (ii) the terms of such PIIA are incorporated herein by reference mutatis mutandis.

13.    EXPENSES; WITHHOLDING. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. Further, the Company agrees to pay as incurred and within twenty (20) days after submission of supporting documentation, to the full extent permitted by law, all legal fees and expenses Executive may reasonably incur as a result of any contest by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement) with respect to which Executive is successful on the merits, plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The Company’s payment of any eligible expenses must be made no later than December 31 of the year after the year in which the expense was incurred. All payments and benefits under this Agreement will be subject to withholding of applicable income and employment taxes.
14.    SPIN-OFF CONTINGENCY. The parties acknowledge and agree that: (a) this Agreement is contingent upon the consummation of the Spin-off and will govern Executive’s employment upon such date; (b) if the Spin-off does not consummate for whatever reason then this Agreement shall be null, void, and of no force or effect; and (c) any employment-related agreements between Hexagon (or one or more of its subsidiaries as of the date hereof) and Executive shall continue in full force and effect unless and until the Spin-off is consummated.
15.    FRACTIONAL SHARES. Notwithstanding anything herein to the contrary, in the event that any calculation hereunder results in a fractional share of the Company’s equity, it will be rounded up to the nearest whole number.
16.    JURISDICTION AND CHOICE OF FORUM. The Company and Executive hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Madison, State of Alabama, over any controversy or claim between the Company and Executive arising out of, relating to or concerning this Agreement (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, breach, legality, remedies or other aspects of this Agreement, or the conduct and communications of the parties regarding the foregoing) or any aspect of Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”). The Company and Executive (i) acknowledge that the forum designated by this Section 16 has a reasonable relation to this Agreement and to the relationship between Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection to personal jurisdiction or to the laying of venue of any suit, action or proceeding covered by this Section 16 in the forum stated in this Section 16, (iii) undertake not to commence any such suit, action or proceeding in any forum other than the forum described in this Section 16, and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and the Executive.

17.    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE COMPANY AND EXECUTIVE WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN RESPECT OF ANY EMPLOYMENT MATTER.
18.    MISCELLANEOUS. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested or by overnight carrier, or by electronic mail to (a) if to the Executive, at the address contained in the employment records of the Company, or (b) if to the Company, at the addresses set forth on the signature page hereto. This Agreement shall be binding on the successors and assigns of the Company and the Company will require any successor or acquirer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to or acquirer of its business and/or assets that assumes and agrees to perform this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The parties hereby acknowledge valuable consideration hereof. If any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, it will be ineffective only to the extent of such invalidity, illegality or unenforceability, and will not in any way affect or impair the validity, legality and enforceability of the balance of such provision or any other provision contained herein. This Agreement shall be construed and interpreted according to the laws of the State of Alabama, which is the location of the headquarters of the Octave Group. Upon termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

COMPANY:

INTERGRAPH CORPORATION D/B/A OCTAVE

By:

Name:

Title:

Address:	305 Intergraph Way
Madison, AL 35758
Attn: Human Resources
Email:

EXECUTIVE:

[•]
ACKNOWLEDGED AND AGREED:

OCTAVE TOPCO:

OCTAVE INTELLIGENCE PLC

By:

Name:

Title:
[Signature Page to Executive Employment Agreement]